EXHIBIT 10.5

DESIGN CONSULTING AGREEMENT

This Design Consulting Agreement (“Agreement”) is made between GRIMM JEWELLERY CO.(“Client”)

AND

FASHIONISTA DISTRIBUTOR HOLDINGS INC. (“Consultant”). The Client and Consultant shall be known collectively as the “Parties”.

WHEREAS this Agreement shall be made effective on the 6th day of March, 2024.

THE PARTIES AGREE AS FOLLOWS:

1. Services to Be Performed

Consultant agrees to perform the following services: Concept and design consultation for the interior design and installation of a fashion department store, an area of 2 floors covering approximately 2063 square meters. The concept design of the space shall be in consistence with the settled fashion brands. The Consultant and the Client shall confer on design concepts and shall make such modifications as are required to meet the Client’s approval. The Consultant will provide the Client all the design details for the space. The Client shall provide the Consultant all the necessary information and support to complete the design. (“Services”)

2. Payment

In consideration for the Services to be performed by Consultant, Client agrees to pay Consultant in the following manner: a total payment of $560,000 for the Services. Payment due within 90 days upon delivery of signed design documents of the collection and space.

Consultant shall be paid within a reasonable time after Consultant submits an invoice to Client. The invoice should include the following: an invoice number, the dates covered by the invoice, a summary of the work performed, and any other information or details in accordance with this Agreement.

3. Expenses

The Client shall reimburse (or procure the reimbursement of) all reasonable expenses properly and necessarily incurred by the Consultant in the course of the Engagement, subject to production of receipts or other appropriate evidence of payment. All travel between shall be agreed in advance in writing (email sufficing) between the parties.

4. Independent Contractor Status

Consultant is an independent contractor, and neither Consultant nor Consultant’s employees or contract personnel are, or shall be deemed, Client’s employees. In its capacity as an independent contractor, Consultant agrees and represents, and Client agrees, as follows:

Consultant has the right to perform Services for others during the term of this Agreement.

Consultant has the sole right to control and direct the means, manner, and method by which the Services required by this Agreement will be performed.

Consultant has the right to hire assistants as subcontractors or to use employees to provide the Services required by this Agreement.

The Services required by this Agreement shall be performed by Consultant, Consultant’s employees, or contract personnel, and Client shall not hire, supervise, or pay any assistants to help Consultant.

Neither Consultant nor Consultant’s employees or contract personnel shall be required by Client to devote full time to the performance of the Services required by this Agreement.

5. Business Licenses, Permits, and Certificates

Consultant represents and warrants that Consultant and Consultant’s employees and contract personnel will comply with all federal, state, and local laws requiring drivers and other licenses, business permits, and certificates required to carry out the Services to be performed under this Agreement.

6. State and Federal Taxes

Consultant shall pay all taxes incurred while performing Services under this Agreement.

7. Indemnification

Consultant shall indemnify and hold Client harmless from any loss or liability arising from performing Services under this Agreement.

8 Term of Agreement

This agreement will become effective on the Effective Date after being signed by both parties and will terminate on the earlier of the date Consultant completes the Services required by this Agreement or the Client or Consultant terminates this Agreement in accordance with Section 9.

9. Terminating the Agreement

With reasonable cause, either Client or Consultant may terminate this Agreement, effective immediately upon giving written notice. Reasonable cause includes: A material violation of this Agreement; Any act exposing the other party to liability to others for personal injury or property damage; or Either party terminating this Agreement at any time by giving 30 days’ written notice to the other party of the intent to terminate.

10. Exclusive Agreement

This is the entire Agreement between Consultant and Client.

11. Modifying the Agreement

This Agreement may be modified only in writing and signed by both parties.

12. Resolving Disputes

If a dispute arises under this Agreement, any party may take the matter to Nevada state court, jurisdiction of the county of Clark.

13. Confidentiality

Consultant acknowledges that it will be necessary for Client to disclose certain confidential and proprietary information to Consultant in order for Consultant to perform duties under this Agreement. Consultant acknowledges that disclosure to a third party or misuse of this proprietary or confidential information would irreparably harm Client. Accordingly, Consultant will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of Client without Client’s prior written permission except to the extent necessary to perform Services on Client’s behalf.

Proprietary or confidential information includes:

The written, printed, graphic, or electronically recorded materials furnished by Client for Consultant to use; Any written or tangible information stamped “confidential,” “proprietary,” or with a similar legend, or any information that Client makes reasonable efforts to maintain the secrecy of; Business or marketing plans or strategies, customer lists, operating procedures, trade secrets, design formulas, know-how and processes, computer programs and inventories, discoveries and improvements of any kind, sales projections, and pricing information; Information belonging to customers and suppliers of Client about whom Consultant gained knowledge as a result of Consultant’s Services to Client.

Upon termination of Consultant’s Services to Client, or at Client’s request, Consultant shall deliver to Client all materials in Consultant’s possession relating to Client’s business.

Consultant acknowledges that any breach or threatened breach of Section 13 of this Agreement will result in irreparable harm to Client for which damages would be an inadequate remedy. Therefore, Client shall be entitled to equitable relief, including an injunction, in the event of such breach or threatened breach of Section 13 of this Agreement. Such equitable relief shall be in addition to Client’s rights and remedies otherwise available at law.

14. Proprietary Information.

The product of all work performed under this Agreement (“Work Product”), including without limitation all notes, reports, documentation, drawings, computer programs, inventions, creations, works, devices, models, works-in-progress, and deliverables will be the sole property of the Client, and Consultant hereby assigns to the Client all right, title, and interest therein, including, but not limited to, all audiovisual, literary, moral rights and other copyrights, patent rights, trade secret rights, and other proprietary rights therein. Consultant retains no right to use the Work Product and agrees not to challenge the validity of the Client’s ownership in the Work Product.

Consultant hereby assigns to the Client all right, title, and interest in any and all photographic images and videos or audio recordings made by the Client during Consultant’s work for them, including, but not limited to, any royalties, proceeds, or other benefits derived from such photographs or recordings.

The Client will be entitled to use Consultant’s name and/or likeness use in advertising and other materials.

15. No Partnership

This Agreement does not create a partnership relationship. Consultant does not have authority to enter into contracts on Client’s behalf.

16. Assignment and Delegation

Either Consultant or Client may assign rights and may delegate duties under this Agreement.

17. Applicable Law

This Agreement shall be governed under the laws in the State of Nevada, without giving effect to conflict of laws principles.

18. Signature Area

Client’s Signature /s/ Lin Yixian Date March 6, 2024

Print Name Lin Yixian

Title of Signer Chief Executive Officer

Name of Company GRIMM JEWELLERY CO.

Consultant’s Signature /s/ Yushun Ting Date March 6, 2024

Print Name Yushun Ting

Title of Signer Director

Name of Company FASHIONISTA DISTRIBUTOR HOLDINGS INC.

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